UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported):	October 21, 2010

SEMPRA ENERGY
(Exact name of registrant as specified in its charter)

CALIFORNIA	1-14201	33-0732627
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 ASH STREET, SAN DIEGO, CALIFORNIA	92101
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(619) 696-2034

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

The following information supplements and should be read in conjunction with the information contained in Sempra Energy's Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Sempra Energy – Four-Year $1 Billion Revolving Credit Facility

On October 21, 2010, Sempra Energy entered into a Four-Year Revolving Credit Agreement with a syndicate of 23 lenders for which Citibank, N.A. serves as administrative agent.  No single lender has a commitment exceeding 7% of the facility amount.

The credit facility has become effective and permits revolving credit borrowings by Sempra Energy of up to $1 billion through October 21, 2014. It also provides for the issuance of up to $400 million of letters of credit on behalf of Sempra Energy with the amount of borrowings otherwise available under the facility reduced by the amount of outstanding letters of credit.

Borrowings under the credit facility, none of which are outstanding, would bear interest at benchmark rates plus a margin that varies with Sempra Energy's credit ratings. The facility also requires Sempra Energy to maintain at the end of each quarter a ratio of total indebtedness to total capitalization (as defined in the facility) of no more than 65%.

The credit facility replaces Sempra Energy’s similar Three-Year $1 Billion Credit Agreement that was scheduled to expire in 2011.

Sempra Global – Four-Year $2 Billion Revolving Credit Facility

Also on October 21, 2010, Sempra Global, a subsidiary of Sempra Energy, entered into a Four-Year Revolving Credit Agreement with a syndicate of 23 lenders for which Citibank, N.A. serves as administrative agent. No single lender has a commitment exceeding 7% of the facility amount.

The credit facility has become effective and permits revolving credit borrowings by Sempra Global of up to $2 billion through October 21, 2014.  Borrowings under the facility, none of which are outstanding, would bear interest at benchmark rates plus a margin that varies with  Sempra Energy's credit ratings.

Sempra Global's obligations under the credit facility are guaranteed by Sempra Energy. The facility also requires Sempra Energy to maintain at the end of each quarter a ratio of total indebtedness to total capitalization (as defined in the facility) of no more than 65%.

The credit facility replaces Sempra Global’s similar Three-Year $2.5 Billion Credit Agreement that was scheduled to expire in 2011.

San Diego Gas & Electric Company and Southern California Gas Company – Four-Year $800 Million Revolving Credit Facility

Also on October 21, 2010, San Diego Gas & Electric Company and Southern California Gas Company, utility subsidiaries of Sempra Energy, entered into a Four-Year Revolving Credit Agreement with a syndicate of 22 lenders for which JPMorgan Chase Bank serves as administrative agent. No single lender has a commitment exceeding 7 % of the facility amount.

The credit facility has become effective and permits revolving credit borrowings by each utility of up to $600 million through October 21, 2014 subject to a combined borrowing limit for both utilities of $800 million. It also provides for the issuance of letters of credit on behalf of each utility subject to a combined letter of credit commitment of $200 million for both utilities with the amount of borrowings otherwise available under the facility reduced by the amount of outstanding letters of credit.

Borrowings under the credit facility, none of which are outstanding, would bear interest at benchmark rates plus a margin that varies with the borrowing utility's credit rating. The facility also requires each utility to maintain at the end of each quarter a ratio of total indebtedness to total capitalization (as defined in the facility) of no more than 65%.

Each utility’s obligations under the credit facility are individual obligations and a default by one utility would not constitute a default or preclude borrowings by, or the issuance of letters of credit on behalf of, the other utility.

The credit facility replaces the utilities’ similar $800 Million Three-Year Credit Agreement that was scheduled to expire in 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEMPRA ENERGY
(Registrant)

Date: October 25, 2010	By: /s/ Joseph A. Householder
Joseph A. Householder Senior Vice President, Controller and Chief Accounting Officer